Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
As previously disclosed, on February 7, 2019, Carbonite, Inc. (the "Company") entered into an agreement and plan of merger (as amended, the "Merger Agreement") with Matterhorn Acquisitions, Inc. a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), Webroot Inc., a Delaware corporation ("Webroot"), and Shareholder Representative Services LLC, solely in its capacity as the Stockholder Representative. Pursuant to the Merger Agreement, on March 26, 2019, the Company completed the acquisition of all of the issued and outstanding capital stock of Webroot. The following unaudited pro forma condensed combined financial information and related notes combine the historical financial statements of Carbonite and Webroot.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 gives effect to the acquisition as if it had occurred on January 1, 2018, the beginning of the Company's fiscal year. The historical condensed combined financial information has been adjusted to give effect to pro forma events that are: 1) directly attributable to the acquisition; 2) factually supportable; and 3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma financial statements were prepared in accordance with Article 11 of U.S. Securities and Exchange Commission Regulation S-X. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. An unaudited pro forma combined balance sheet has not been presented as the acquisition has already been fully reflected in the unaudited condensed consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019, filed on May 10, 2019.
The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with the Company's historical audited financial statements for the fiscal year ended December 31, 2018, which are available in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the historical unaudited interim financial statements and audited financial statements of Webroot included as Exhibit 99.2 and Exhibit 99.3, respectively, in this Form 8-K/A.
The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available.
The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved if Webroot had been acquired and the other transactions had been completed on the date or for the periods presented, and does not purport to indicate the results of operations or financial position as of any future date or for any future period.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018
(in thousands, except per share and per share data)

	Historical
	Carbonite	Webroot	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue:
Services	$263,084	$226,276	$(36,136)	f	$453,224
Product	33,324	—	—		33,324
Total revenue	296,408	226,276	(36,136)		486,548
Cost of revenue:
Services	68,024	30,145	2,137	a, c, d, k	100,306
Product	1,730	—			1,730
Amortization of intangible assets	15,629	—	17,221	b	32,850
Total cost of revenue	85,383	30,145	19,358		134,886
Gross profit	211,025	196,131	(55,494)		351,662
Operating expenses:
Research and development	57,467	53,459	2,526	a, c, d, k	113,452
General and administrative	50,547	36,749	(10,174)	c, d, g, k	77,122
Sales and marketing	85,637	61,735	(1,958)	c, d, h, k	145,414
Amortization of intangible assets	12,437	—	31,479	b	43,916
Restructuring charges	1,270	—	—		1,270
Total operating expenses	207,358	151,943	21,873		381,174
Income (loss) from operations	3,667	44,188	(77,367)		(29,512)
Interest expense	(11,556)	—	(38,209)	e	(49,765)
Interest income	1,877	1,445	(3,322)	i	—
Other income (expense), net	227	(287)	—		(60)
(Loss) income before income taxes	(5,785)	45,346	(118,898)		(79,337)
(Benefit) provision for income taxes	(13,347)	60	(26,480)	j	(39,767)
Net income (loss)	$7,562	$45,286	$(92,418)		$(39,570)
Net income (loss) per common share:
Basic	$0.24				$(1.27)
Diluted	$0.22				$(1.27)
Weighted-average number of common share outstanding:
Basic	31,036,237				31,036,237
Diluted	33,672,686				31,036,237
See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(in thousands, except share and per share data)
1. Basis of Presentation
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and, due to different fiscal period ends, combines the historical audited statement of operations of Webroot for the year ended June 30, 2018, and the historical unaudited statement of operations of Webroot for the six months ended December 31, 2018. The unaudited pro forma condensed combined statement of operations have been prepared as if the acquisition had occurred on January 1, 2018, the first day of our fiscal year.
The unaudited pro forma condensed combined financial information herein has been prepared to illustrate the effects of the acquisition in accordance with U.S. GAAP. An unaudited pro forma combined balance sheet has not been presented as the acquisition has already been fully reflected in the unaudited condensed consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019, filed on May 10, 2019.
We have accounted for the acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of Accounting Standards Codification (“ASC”) 805, Business Combinations ("ASC 805"). The purchase price allocation is considered preliminary, and additional adjustments may be recorded during the measurement period in accordance with ASC 805. The purchase price allocation will be finalized as the Company receives additional information relevant to the acquisition, including the final valuation and reconciliation of the assets purchased, including tangible and intangible assets, liabilities assumed, and the related impact to the deferred tax assets and liabilities. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.
The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company.
2. Preliminary Purchase Price Allocation
On February 7, 2019, the Company entered into an agreement and plan of merger with Matterhorn Acquisitions, Inc. and wholly-owned subsidiary of the Company, Webroot Inc., and Shareholder Representative Services LLC, solely in its capacity as the Stockholder Representative. Pursuant to the Merger Agreement, on March 26, 2019, the Company completed the acquisition of all of the issued and outstanding capital stock of Webroot, a next-generation online and cloud-based security and threat intelligence provider for consumers and businesses, for a purchase price of $622.0 million in cash, net of cash acquired. In connection with the Merger Agreement, on March 26, 2019, the Company entered into a credit agreement (the "Credit Agreement") with Barclays Bank PLC, as administrative agent and certain other lenders, for a seven-year secured team loan facility of $550.0 million (the "Term Loan") and a revolving credit facility of $130.0 million (the "Revolving Facility"). The purchase price was funded with cash on hand and funds secured under the new Term Loan.
The purchase price allocation is considered preliminary, and additional adjustments may be recorded during the measurement period in accordance with ASC 805. The following tables summarize the preliminary purchase price allocation (in thousands):

Fair value of consideration transferred:
Cash, net of cash acquired	$489,640
Purchase price consideration liability	$132,369
Fair value of total consideration	$622,009

Fair value of assets acquired and liabilities assumed:
Accounts receivable	$18,783
Prepaid and other current assets	13,501
Property and equipment	11,613
Right-of-use lease assets	33,476
Other assets	8,934
Intangible assets	320,152
Goodwill	386,413
Total assets acquired	792,872
Accounts payable	(3,496)
Accrued liabilities	(18,950)
Deferred revenues	(58,783)
Long-term lease liabilities	(33,476)
Deferred tax liability	(56,158)
Net assets acquired	$622,009
The significant intangible assets identified in the purchase price allocation discussed above include developed technology, customer relationships, trade names, and internal-use technology which are amortized over their estimated useful lives based on the pattern of consumption of the economic benefits or, if that pattern cannot be readily determined, on a straight-line basis. Customer relationships represent the underlying relationships with certain customers to provide ongoing services for products sold. To value the customer relationship asset, the Company utilized the income approach, specifically a discounted cash-flow method known as the excess earnings method. Developed technology consists of products that have reached technological feasibility and trade names represent acquired company and product names. The developed technology and trade name intangibles were value using a relief from royalty method, which considers both the market approach and the income approach. Internal-use technology consists of developed tools used internally to assist the Company in generating revenue. The internal-use technology was valued using the replacement cost approach. The following table presents the estimated fair values and useful lives of the identifiable intangible assets acquired and risk-adjusted discount rates used in the valuation:

	Amount	Weighted Average Useful Life
	(in thousands)	(in years)
Developed technology	$128,000	6.8
Customer relationships	170,000	10.7
Trade names	18,400	4.0
Internal-use technology	3,752	2.0
Total identifiable intangible assets	$320,152
3. Pro Forma Adjustments

The following describes the pro forma adjustments related to the acquisition that have been made in the accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018, giving effect to the acquisition as if it had been consummated at the beginning of the period presented, all of which are based on preliminary estimates that could change significantly as additional information is obtained. Where applicable these adjustments include the impact of aligning Webroot's accounting policies to the Company's.

a.	Represents the adjustment to reverse amortization expense of intangibles historically recorded by Webroot as follows (in thousands):

Year ended December 31, 2018
Cost of revenue	$(118)
Research and development	(950)
Total	$(1,068)

b.
Represents the preliminary estimate of amortization expense for the year ended December 31, 2018 related to the acquired identifiable intangible assets calculated as if the acquisition had occurred on January 1, 2018. Refer to Note 2 - Preliminary Purchase Price Allocation included within this Form 8-K/A for additional information regarding the amortization lives of the intangible assets expected to be recognized. The adjustment to amortization expense has been recorded in the following areas of the unaudited pro form condensed combined statement of operations as follows (in thousands):

Year ended December 31, 2018
Cost of revenue	$17,221
Operating expense	31,479
Total	$48,700

c.	Represents the adjustment to depreciation expense resulting from the application of fair value measurement to acquired property and equipment. Pro forma adjustments are as follows (in thousands):

Year ended December 31, 2018
Cost of revenue	$184
Research and development	(237)
General and administrative	(390)
Sales and marketing	55
Total	$(388)

d.
Represents the adjustment to share-based compensation expense resulting from the acceleration of Webroot stock options, offset by incremental expense from share-based awards granted to Webroot employees at the acquisition date. Pro forma adjustments are as follows (in thousands):

Year ended December 31, 2018
Cost of revenue	$85
Research and development	2,012
General and administrative	(2,268)
Sales and marketing	(393)
Total	$(564)

e.
Represents the estimated additional annual interest expense resulting from interest on the Term Loan used to finance the acquisition of Webroot and the amortization of the related debt issuance costs. The interest rate assumed for purposes of the unaudited pro forma condensed combined statement of operations was 6.306%, which is comprised of LIBOR plus an applicable margin specified in the Credit Agreement.

The incremental interest expense is offset by the reversal of amortization of historical debt issuance costs recorded under the Company's previously executed revolving credit facility entered into on March 19, 2018 ("the 2018 Revolver") which terminated as a result of the aforementioned borrowing to finance the acquisition. The following adjustments have been recorded to interest expense (in thousands):

Year ended December 31, 2018
Interest expense on the Credit Agreement	$35,129
Amortization of debt issuance costs of the Credit Agreement	3,272
Amortization of debt issuance costs of the 2018 Revolver	$(192)
Total	$38,209

f.	To reflect estimated amortization of the preliminary fair value adjustment for acquired deferred revenue of $58.8 million calculated as if the acquisition had occurred on January 1, 2018.

g.	Represents the elimination of nonrecurring acquisition related transaction costs that were incurred by the Company. Pro forma adjustments are as follows (in thousands):

Year ended December 31, 2018
General and administrative	$(1,463)

h.
Represents the adjustment related to the adoption of ASC 340-40, Other Assets and Deferred Costs - Contracts with Customers, to capitalize incremental costs incurred in obtaining contracts with customers to align the Webroot and Carbonite accounting policies as if the acquisition had occurred on January 1, 2018. These costs consist primarily of commissions paid when contracts are signed. Pro forma adjustments are as follows (in thousands):

Year ended December 31, 2018
Sales and marketing	$(3,986)

i.	Represents the adjustment to reduce interest income earned from cash on hand used to fund the acquisition. Pro forma adjustments are as follows (in thousands):

Year ended December 31, 2018
Interest income	$(3,322)

j.	To record the continuing tax effect of combining the Carbonite and Webroot businesses.

k.	To reflect the alignment of the expense allocation process for Webroot to conform with Carbonite policy. Pro forma adjustments are as follows (in thousands):

Year ended December 31, 2018
Cost of revenue	$1,986
Research and development	1,701
General and administrative	(6,053)
Sales and marketing	2,366
Total	$—